Exhibit 99.1

Genworth Financial Announces Second Quarter 2022 Results

Net Income of $181 Million and Adjusted Operating Income of $176 Million

•	Enact segment adjusted operating income of $167 million, with nine percent annual growth in insurance in-force and strong loss performance

•	Received first quarterly dividend from Enact of $19 million

•

U.S. Life Insurance segment adjusted operating income of $21 million driven by solid long-term care insurance (LTC) and fixed annuity performance, partially offset by unfavorable life insurance results

•	$52 million in annual premium rate increases approved, increasing net present value from achieved LTC rate actions since 2012 by approximately $300 million, bringing the total to $20.7 billion

•	U.S. life insurance companies’ risk-based capital ratio estimated at 290 percent

•	Retired $48 million of debt, bringing holding company total debt to $1,052 million; cash and liquid assets of $228 million

•	Executed $30 million in share repurchases through July 2022

•	Received a two-notch credit rating upgrade from Moody’s Investors Service in July 2022

Richmond, VA (August 1, 2022) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended June 30, 2022. The company reported net income1 of $181 million, or $0.35 per diluted share, in the second quarter of 2022, compared with net income of $240 million, or $0.47 per diluted share, in the second quarter of 2021. The company reported adjusted operating income2 of $176 million, or $0.34 per diluted share, in the second quarter of 2022, compared with adjusted operating income of $194 million, or $0.38 per diluted share, in the second quarter of 2021.

“Despite a very challenging macroeconomic environment, Genworth delivered another quarter of strong performance while further strengthening our balance sheet and returning value to our shareholders through our share buyback program,” said Tom McInerney, Genworth President and CEO. “We are proud of the progress we have made on our long-term value creation strategy. Going forward, we will continue to balance debt reduction, investments in growth and capital return to shareholders, while proactively managing our legacy LTC portfolio.”

[1]

Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share and book value per share should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per diluted share, adjusted operating income (loss) available to Genworth’s common stockholders, adjusted operating income (loss) available to Genworth’s common stockholders per diluted share and book value available to Genworth’s common stockholders per share, respectively.

[2]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Financial Performance

Consolidated Net Income & Adjusted Operating Income

	Three months ended June 30
	2022		2021
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change
Net income available to Genworth’s common stockholders	$181	$0.35	$240	$0.47	(25)%
Adjusted operating income	$176	$0.34	$194	$0.38	(9)%
Weighted-average diluted shares	514.2		515.0

	As of June 30
	2022		2021
Book value per share		$23.28		$29.89
Book value per share, excluding accumulated other comprehensive income (loss)		$23.56		$22.33

Net investment gains, net of taxes and other adjustments, increased net income by $8 million in the current quarter, compared with $55 million in the second quarter of 2021. The investment gains in the current quarter were primarily from mark-to-market gains on limited partnership investments held in the LTC business and net gains on derivatives partially offset by mark-to-market losses on equity investments.

Net investment income was $787 million in the quarter, compared to $764 million in the prior quarter and $844 million in the prior year. Net investment income increased versus the prior quarter as a result of higher income from limited partnerships and the inflation benefit on Treasury Inflation-Protected Securities (TIPS), primarily in the LTC business. Net investment income decreased versus the prior year as a result of lower variable investment income, primarily driven by lower income from bond calls, commercial mortgage loan prepayments and limited partnerships, partially offset by higher income from TIPS. The reported yield and the core yield2 for the current quarter were 4.83 percent and 4.79 percent, respectively, compared to 4.67 percent and 4.61 percent, respectively, in the prior quarter.

Genworth’s effective tax rate on income from continuing operations for the current quarter was approximately 24.9 percent. As in past quarters, the effective tax rate was increased by the tax effect on certain forward starting swap gains that are taxed at 35 percent when amortized into net investment income.

The table below shows adjusted operating income (loss) by segment and for Corporate and Other activities:

Adjusted Operating Income (Loss) (Amounts in millions)	Q2 22	Q1 22	Q2 21
Enact[3]	$167	$135	$135
U.S. Life Insurance	21	(4)	71
Runoff	2	9	15
Corporate and Other	(14)	(9)	(27)

Total Adjusted Operating Income	$176	$131	$194

[3]	Reflects Genworth’s ownership amount excluding noncontrolling interests of $38 million and $30 million in the second and first quarters of 2022, respectively.

Adjusted operating income (loss) represents income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, initial gains (losses) on insurance block transactions, restructuring costs and other adjustments. A reconciliation of net income to adjusted operating income is included at the end of this press release.

Enact

Operating Metrics
(Dollar amounts in millions)	Q2 22	Q1 22	Q2 21
Adjusted operating income[3]	$167	$135	$135
Primary new insurance written	$17,448	$18,823	$26,657
Loss ratio	(26)%	(4)%	12%

Enact reported adjusted operating income of $167 million, compared with $135 million in both the prior quarter and prior year. Enact’s primary insurance in-force increased nine percent versus the prior year, driven by new insurance written (NIW) and higher persistency given the rise in interest rates. Primary NIW decreased seven percent from the prior quarter. It was also down 35 percent versus the prior year, primarily from a smaller private mortgage insurance market. Enact’s expenses in the current quarter were $61 million, resulting in an expense ratio of 26 percent.

Enact’s current quarter results reflected a benefit of $62 million from incurred losses driven by a favorable $96 million pre-tax reserve release, primarily related to cures on 2020 COVID-19 delinquencies, which reduced the loss ratio to negative 26 percent. Results in the prior quarter and prior year reflected a benefit of $10 million and losses of $30 million, and a loss ratio of negative four percent and 12 percent, respectively. Losses in the prior quarter included a favorable $50 million pre-tax reserve release, primarily related to cures on 2020 COVID-19 delinquencies. New delinquencies in the current quarter were 7,847, a decrease of 10 percent from 8,724 in the prior quarter, driven by seasonality. Current quarter new delinquencies increased 14 percent from 6,862 in the prior year. The current quarter new delinquency rate of 0.8 percent remained consistent with pre-pandemic levels. Approximately 21 percent of new primary delinquencies in the current quarter were reported in forbearance plans which may cure at elevated rates.

U.S. Life Insurance

Adjusted Operating Income (Loss) (Amounts in millions)	Q2 22	Q1 22	Q2 21
Long-Term Care Insurance	$34	$59	$98
Life Insurance	(34)	(79)	(40)
Fixed Annuities	21	16	13

Total U.S. Life Insurance	$21	$(4)	$71

Long-Term Care Insurance In-Force Rate Action Performance (Amounts in millions)	Q2 22	Q1 22	Q2 21
Adjusted Operating Income from In-Force Rate Actions[4], [5]	$255	$304	$310

Long-Term Care Insurance

Long-term care insurance reported adjusted operating income of $34 million, compared with $59 million in the prior quarter and $98 million in the prior year. Adjusted operating income impacts of $255 million4 from cumulative in-force rate actions were less favorable than the prior quarter and prior year, driven primarily by lower reserve releases from benefit reductions related to a legal settlement, as that settlement is materially complete. However, a second legal settlement will begin to be implemented in the second half of 2022.

In the current quarter, claim terminations and healthy life mortality were lower versus the prior quarter from a seasonal decrease in mortality and lower pandemic impacts. New claims increased versus the prior quarter and prior year driven by both higher severity and frequency as the legacy blocks age.

LTC results reflected higher net investment income of $31 million after-tax versus the prior quarter, primarily from the favorable impact of limited partnerships and TIPS. Compared to the prior year, LTC experienced lower net investment income of $18 million after-tax, primarily from the impact of lower income from limited partnerships, bond calls and commercial mortgage loan prepayments, partially offset by TIPS performance.

Renewal premiums decreased versus the prior year driven by policy terminations and policies entering paid-up status because of higher non-forfeiture and reduced benefit elections by policyholders.

Life Insurance

Life insurance reported an adjusted operating loss of $34 million, compared with adjusted operating losses of $79 million in the prior quarter and $40 million in the prior year. Current quarter results were favorably impacted by significantly lower mortality, driven by lower impacts from the pandemic. Amortization of deferred acquisition costs (DAC) related to term lapses increased in the current quarter as the 20-year term block issued in 2002 entered the post-level premium period.

[4]	Excludes reserve updates resulting from profits followed by losses.
[5]

Adjusted operating income from in-force rate actions includes estimated impacts from a legal settlement, net of tax and litigation expenses, of $8 million, $58 million and $71 million in the second quarter of 2022, first quarter of 2022 and second quarter of 2021, respectively.

Current quarter results included a lower charge of $7 million after-tax versus the prior quarter related to DAC recoverability testing in the company’s universal life insurance products6. In the prior quarter, the company also recorded a $20 million after-tax charge related to a cost of insurance legal settlement.

Fixed Annuities

Fixed annuities reported adjusted operating income of $21 million, compared with $16 million in the prior quarter and $13 million in the prior year. Results in the current quarter reflected higher mortality in the single premium immediate annuity product and lower DAC amortization in the fixed index annuity product as a result of rising interest rates. Net investment spreads were lower versus the prior year, primarily from lower bond calls and commercial mortgage loan prepayments, as well as anticipated block runoff.

Runoff

Runoff reported adjusted operating income of $2 million, compared with $9 million in the prior quarter and $15 million in the prior year. Current quarter results in the closed variable annuity product line were impacted by unfavorable equity market performance compared to the prior quarter and prior year.

Corporate And Other

Corporate and Other reported an adjusted operating loss of $14 million, compared with adjusted operating losses of $9 million in the prior quarter and $27 million in the prior year. Current quarter results were lower compared to the prior quarter due to lower investment income. Additionally, results in the current quarter reflected lower interest expense versus the prior year from the reduction of Genworth holding company debt.

[6]	Includes universal life and term universal life insurance products.

Capital & Liquidity

Genworth maintains the following capital positions in its operating subsidiaries:

Key Capital & Liquidity Metrics (Dollar amounts in millions)	Q2 22	Q1 22	Q2 21
Enact
Combined Risk-To-Capital Ratio[7]	12.6:1	12.0:1	11.8:1
Enact Mortgage Insurance Corporation Risk-To-Capital Ratio[7]	12.6:1	12.1:1	12.0:1
Private Mortgage Insurer Eligibility Requirements (PMIERs) Sufficiency Ratio7, [8]	166%	176%	165%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital Ratio[7]	290%	296%	272%
Holding Company Cash and Liquid Assets[9],[10]	$228	$215	$842

Key Points

•

Enact’s PMIERs sufficiency ratio is estimated to be 166 percent, $2,047 million above published PMIERs requirements[11]. The PMIERs sufficiency ratio decreased 10 points, or by $214 million, sequentially, driven by Enact’s operating company distribution to its holding company, Enact Holdings, Inc., NIW and amortization of existing reinsurance transactions, partially offset by lapses, business cash flows and lower delinquencies;

•

PMIERs sufficiency benefited from a 0.30 multiplier applied to the risk based required asset factor for certain non-performing loans, which resulted in a reduction of the published PMIERs required assets by an estimated $178 million at the end of the current quarter, compared to $272 million at the end of the prior quarter and $760 million at the end of the second quarter of 2021. These amounts are gross of incremental reinsurance benefits from the elimination of the 0.30 multiplier;

•	Enact paid its first quarterly dividend of $0.14 per share during the current quarter, with $19 million paid to Genworth;

•	Enact executed a five-year $200 million revolving credit facility to enhance its future financial flexibility;

•

U.S. life insurance companies’ consolidated statutory risk-based capital ratio is estimated to be 290 percent at the end of the current quarter, down from 296 percent in the prior quarter, primarily from the impact of declining equity markets in the closed variable annuity product line;

[7]	Company estimate for the second quarter of 2022 due to timing of the preparation and filing of statutory statements.
[8]

The PMIERs sufficiency ratio is calculated as available assets divided by required assets as defined within the published PMIERs. As of June 30, 2022, March 31, 2022 and June 30, 2021, the PMIERs sufficiency ratios were $2,047 million, $2,261 million and $1,941 million, respectively, of available assets above the published PMIERs requirements.

[9]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[10]

Genworth Holdings, Inc. had $178 million, $140 million and $742 million of cash, cash equivalents and restricted cash as of June 30, 2022, March 31, 2022 and June 30, 2021, respectively. Genworth Holdings, Inc. also held $50 million, $75 million and $100 million in U.S. government securities as of June 30, 2022, March 31, 2022 and June 30, 2021, respectively, which included $1 million and $19 million of restricted assets as of March 31, 2022 and June 30, 2021, respectively.

[11]

The government-sponsored enterprises (GSEs) have imposed certain capital restrictions which remain in effect until certain conditions are met. These restrictions required Enact Mortgage Insurance Corporation, the company’s principal U.S. mortgage insurance subsidiary, to maintain 120 percent and 115 percent of PMIERs minimum required assets among other restrictions in 2022 and 2021, respectively.

•

Genworth’s holding company ended the quarter with $228 million of cash and liquid assets. Cash sources in the quarter included $58 million from net intercompany tax payments and a $19 million dividend from Enact. During the current quarter, the company reduced its February 2024 debt obligation by $48 million through open market repurchases, leaving $152 million of principal remaining on the 2024 debt. Genworth’s parent holding company public debt outstanding was $1,052 million as of June 30, 2022;

•

The company repurchased $15 million of its common stock at an average price below $3.90 per share in the second quarter and repurchased an additional $15 million in July 2022 at an average price below $3.75 per share. The company authorized a $350 million share repurchase program in May 2022 and expects the majority of share repurchases to occur following the repayment of its remaining 2024 debt; and

•	In July 2022, Moody’s Investors Services upgraded the senior unsecured debt rating of Genworth Holdings, Inc. by two notches, from B1 to Ba2. The outlook for the rating is stable.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 provider of products, services and solutions that help families address the financial challenges of aging. Headquartered in Richmond, Virginia, Genworth applies its nearly 150 years of experience each day to helping people navigate caregiving options and fund their long-term care needs. Genworth is also the parent company of publicly traded Enact Holdings, Inc. (Nasdaq: ACT), a leading U.S. mortgage insurance provider. For more information on Genworth, visit genworth.com, and for more information on Enact Holdings, Inc. visit enactmi.com.

Conference Call And Financial Supplement Information

Investors are encouraged to read this press release, summary presentation and financial supplement, which are now posted on the company’s website, http://investor.genworth.com.

Genworth will conduct a conference call on August 2, 2022 at 9:00 a.m. (ET) to discuss the second quarter’s results, which will be accessible via:

•	Telephone: 888-208-1820 or 323-794-2110 (outside the U.S.); conference ID # 5586482; or

•	Webcast: http://investor.genworth.com

Allow at least 15 minutes prior to the call time to register for the call. A replay of the call will be available at 888-203-1112 or 719-457-0820 (outside the U.S.); conference ID # 5586482 through August 16, 2022.

Prior to Genworth’s conference call, Enact will hold a conference call on August 2, 2022 at 8:00 a.m. (ET) to discuss its results from the second quarter, which will be accessible via:

•	Telephone: 866-634-2594 or 412-902-4104 (outside the U.S.); participants should ask to be joined into the Enact Holdings, Inc. call; or

•	Webcast: http://ir.enactmi.com/news-and-events/events

Allow at least 15 minutes prior to the call time to register for the call.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share.” Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, initial gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Initial gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or initial gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of estimated future credit losses, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, initial gains (losses) on insurance block transactions and restructuring costs are also excluded from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from adjusted operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with U.S. GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income (loss) assume a 21 percent tax rate and are net of the portion attributable to noncontrolling interests. Net investment gains (losses) are also adjusted for DAC and other intangible amortization and certain benefit reserves.

In the second and first quarters of 2022, the company repurchased $48 million and $82 million, respectively, principal amount of Genworth Holdings, Inc.’s (Genworth Holdings) senior notes due in February 2024 for a pre-tax loss of $1 million and $3 million, respectively. These transactions were excluded from adjusted operating income as they relate to gains (losses) on the early extinguishment of debt.

The company recorded a pre-tax expense of $1 million and $5 million in the second quarter of 2022 and 2021, respectively, related to restructuring costs as it continues to evaluate and appropriately size its organizational needs and expenses. There were no infrequent or unusual items excluded from adjusted operating income during the periods presented.

The tables at the end of this press release provide a reconciliation of net income available to Genworth Financial, Inc.’s common stockholders to adjusted operating income for the three months ended June 30, 2022 and 2021, as well as for the three months ended March 31, 2022, and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with U.S. GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of reported U.S. GAAP yield to core yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company taxes its businesses at the U.S. corporate federal income tax rate of 21 percent. Each segment is then adjusted to reflect the unique tax attributes of that segment such as permanent differences between U.S. GAAP and tax law. The difference between the consolidated provision for income taxes and the sum of the provision for income taxes in each segment is reflected in Corporate and Other activities.

The annually-determined tax rates and adjustments to each segment’s provision for income taxes are estimates which are subject to review and could change from year to year.

The company reports selected operating performance measures including “sales” and “insurance in-force” or “risk in-force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new business generated in a period. Sales refer to new insurance written for mortgage insurance products included in the company’s Enact segment. The company considers new insurance written to be a measure of the operating performance of its Enact segment because it represents a measure of new sales of insurance policies during a specified period, rather than a measure of revenues or profitability during that period.

Management regularly monitors and reports insurance in-force and risk in-force for the company’s Enact segment. Insurance in-force is a measure of the aggregate unpaid principal balance as of the respective reporting date for loans insured by the company’s U.S. mortgage insurance subsidiaries. Risk in-force is based on the coverage percentage applied to the estimated current outstanding loan balance. The company considers insurance in-force and risk in-force to be measures of the operating performance of its Enact segment because they represent measures of the size of its business at a specific date which will generate revenues and profits in a future period, rather than measures of its revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage insurance businesses included in the company’s Enact segment, the loss ratio is the ratio of benefits and other changes in policy reserves to net earned premiums. For the long-term care insurance business included in the company’s U.S. Life Insurance segment, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

Management also regularly monitors and reports adjusted operating income from in-force rate actions in the long-term care insurance business included in the company’s U.S. Life Insurance segment. Adjusted operating income from in-force rate actions includes premium rate increases and associated benefit reductions on its long-term care insurance products implemented since 2012, which are net of estimated premium tax, commissions, and other expenses on an after-tax basis. Estimates for in-force rate actions reflect certain simplifying assumptions that may vary materially from actual historical results, including but not limited to a uniform rate of coinsurance and premium taxes in addition to consistent policyholder behavior over time. Actual behavior may differ significantly from these assumptions. In addition, estimates exclude reserve updates resulting from profits followed by losses. The company considers adjusted operating income from in-force rate actions to be a measure of its operating performance because it helps bring older generation long-term care insurance blocks closer to a break-even point over time and helps bring the loss ratios on newer long-term care insurance blocks back towards their original pricing.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Statutory Accounting Data

The company presents certain supplemental statutory data for Genworth Life Insurance Company (GLIC) and its consolidating life insurance subsidiaries that has been prepared on the basis of statutory accounting principles (SAP). GLIC and its consolidating life insurance subsidiaries file financial statements with state insurance regulatory authorities and the National Association of Insurance Commissioners that are prepared using SAP, an accounting basis either prescribed or permitted by such authorities. Due to differences in methodology between SAP and U.S. GAAP, the values for assets, liabilities and equity reflected in financial statements prepared in accordance with U.S. GAAP are materially different from those reflected in financial statements prepared under SAP. This supplemental statutory data should not be viewed as an alternative to U.S. GAAP or used in lieu of U.S. GAAP.

This supplemental statutory data includes risk-based capital ratios for GLIC and its consolidating life insurance subsidiaries as well as statutory earnings. Management uses and provides this supplemental statutory data because it believes it provides a useful measure of among other things the adequacy of capital. Management uses this data to measure against its policy to manage the U.S. life insurance businesses with internally generated capital.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to future reductions of debt, potential dividends or share repurchases, future Enact Holdings, Inc. (Enact Holdings) quarterly and special dividends, the cumulative amount of rate action benefits required for the company’s long-term care insurance business to achieve break-even, future financial performance of the company’s businesses, liquidity and future strategic investments, including new products and services designed to assist individuals with navigating and financing long-term care, and potential third-party relationships or business arrangements relating thereto, as well as statements the company makes regarding the potential impacts of the coronavirus pandemic (COVID-19). Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, inflation, business, competitive, market, regulatory and other factors and risks, including but not limited to, the following:

•

the company may be unable to successfully execute its strategic plans: to strengthen the company’s financial position and create long-term shareholder value, including with respect to reducing debt of Genworth Holdings; maximizing the value of Enact Holdings; achieving economic breakeven on and stabilizing the legacy long-term care insurance in-force block; advancing the company’s long-term care growth initiatives, including launching either unilaterally or with a strategic partner new product and service offerings designed to assist individuals with navigating and financing long-term care; and returning capital to Genworth Financial shareholders, due to numerous risks and constraints, including but not limited to: Enact Holdings’ ability to pay dividends, including as a result of the GSEs amendments to PMIERs in response to COVID-19 as well as additional PMIERs requirements or other restrictions that the GSEs may place on the ability of Enact Holdings to pay dividends; an inability to increase the capital needed in the company’s businesses in a timely manner and on anticipated terms, including through improved business performance, reinsurance or similar transactions, asset sales, debt issuances, securities offerings or otherwise, in each case as and when required; the company’s strategic priorities change or become more costly or difficult to successfully achieve than currently anticipated or the benefits achieved being less than anticipated; an inability to identify and contract with a strategic partner regarding a new long-term care insurance business; an inability to establish a new long-term care insurance business or product offerings due to commercial and/or regulatory challenges; an inability to reduce costs proportionate with Genworth’s reduced business activity, including as forecasted and in a timely manner; and adverse tax or accounting charges, including new accounting guidance (that is effective for the company on January 1, 2023) related to long-duration insurance contracts;

•

risks relating to estimates, assumptions and valuations including: inadequate reserves and the need to increase reserves (including as a result of any changes the company may make in the future to its assumptions, methodologies or otherwise in connection with periodic or other reviews); risks related to the impact of the company’s annual review of assumptions and methodologies related to its long-term care insurance claim reserves and margin reviews, including risks that additional information obtained in the future or other changes to assumptions or methodologies materially affect margins; or other changes to assumptions or methodologies materially affect margins; the inability to accurately estimate the impacts of COVID-19 and other novel diseases; inaccurate models; the need to increase the company’s reserves as a result of deviations from its estimates and actuarial assumptions or other reasons; accelerated amortization of DAC and present value of future profits (including as a result of any future changes it may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with its long-term care insurance business); changes in valuation of fixed maturity and equity securities; and the benefits Enact Holdings realizes from its future loss mitigation actions or programs may be limited;

•

liquidity, financial strength and credit ratings, and counterparty and credit risks including: the impact on Genworth Financial’s and Genworth Holdings’ liquidity caused by the inability to receive dividends or other returns of capital from Enact Holdings, including as a result of COVID-19; limited sources of capital and financing, including under certain conditions the company may seek additional capital on unfavorable terms; future adverse rating agency actions against the company or Enact Holdings, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; defaults by counterparties to reinsurance arrangements or derivative instruments; and defaults or other events impacting the value of the company’s invested assets, including but not limited to, its fixed maturity and equity securities, commercial mortgage loans, policy loans and limited partnership investments;

•

risks relating to economic, market and political conditions including: downturns and volatility in global economies and equity and credit markets, including as a result of inflation and supply chain disruptions, a potential recession, continued labor shortages and other displacements caused by COVID-19; interest rates and changes in rates could adversely affect the company’s business and profitability; deterioration in economic conditions (including as a result of the Russian invasion of Ukraine) or a decline in home prices or home sales that adversely affect Enact Holdings’ loss experience and/or business levels; political and economic instability or changes in government policies; and fluctuations in international securities markets;

•

regulatory and legal risks including: extensive regulation of the company’s businesses and changes in applicable laws and regulations (including changes to tax laws and regulations); litigation and regulatory investigations or other actions, including commercial and contractual disputes with counterparties; heightened regulatory restrictions and other insurance, regulatory or corporate law restrictions; the inability to successfully seek in-force rate action increases (including increased premiums and associated benefit reductions) in the company’s long-term care insurance business, including as a result of COVID-19; adverse changes in regulatory requirements, including risk-based capital; inability of Enact Holdings to continue to meet the requirements mandated by PMIERs, including as a result of increased delinquencies caused by COVID-19; inability of Enact Holdings’ U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements; the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders in the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; adverse changes in regulations affecting Enact Holdings, including any additional restrictions placed on Enact Holdings by government and government-owned enterprises and the GSEs in connection with additional capital transactions; inability to continue to implement actions to mitigate the impact of statutory reserve requirements; changes in accounting and reporting standards, including new accounting guidance (that is effective for the company on January 1, 2023) related to long-duration insurance contracts;

•

operational risks including: the inability to retain, attract and motivate qualified employees or senior management; Enact Holdings’ reliance on, and loss of, key customers or distribution relationships; competition with government-owned and government-sponsored enterprises may put Enact Holdings at a competitive disadvantage on pricing and other terms and conditions; the design and effectiveness of the company’s disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations; and failure or any compromise of the security of the company’s computer systems, disaster recovery systems, business continuity plans and failures to safeguard or breaches of confidential information;

•

insurance and product-related risks including: Enact Holdings’ inability to maintain or increase capital in its mortgage insurance subsidiaries in a timely manner; the company’s inability to increase premiums and reduce benefits sufficiently, and in a timely manner, on its in-force long-term care insurance policies, in each case, as currently anticipated and as may be required from time to time in the future (including as a result of a delay or failure to obtain any necessary regulatory approvals, including as a result of COVID-19, or unwillingness or inability of policyholders to pay increased premiums and/or accept reduced benefits), including to offset any negative impact on the company’s long-term care insurance margins; availability, affordability and adequacy of reinsurance to protect the company against losses; decreases in the volume of mortgage originations or increases in mortgage insurance cancellations; increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; potential liabilities in connection with Enact Holdings’ U.S. contract underwriting services; Enact Holdings’ delegated underwriting program may subject its mortgage insurance subsidiaries to unanticipated claims; and medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company;

•

other general risks including: the occurrence of natural or man-made disasters, including geopolitical tensions and war (including the Russian invasion of Ukraine), or a public health emergency, including pandemics, climate change or cyber security breaches, could materially adversely affect the company’s financial condition and results of operations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. This press release does not constitute an offering of any securities.

# # #

Contact Information:
Investors:	Sarah E. Crews
InvestorInfo@genworth.com

Media:	Amy Rein
Amy.Rein@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended		Three months ended
	June 30,		March 31,
	2022	2021	2022
Revenues:
Premiums	$927	$947	$931
Net investment income	787	844	764
Net investment gains (losses)	8	70	28
Policy fees and other income	159	180	169

Total revenues	1,881	2,041	1,892

Benefits and expenses:
Benefits and other changes in policy reserves	764	1,161	1,139
Interest credited	125	127	125
Acquisition and operating expenses, net of deferrals	589	304	271
Amortization of deferred acquisition costs and intangibles	84	86	92
Interest expense	26	43	26

Total benefits and expenses	1,588	1,721	1,653

Income from continuing operations before income taxes	293	320	239
Provision for income taxes	73	75	58

Income from continuing operations	220	245	181
Loss from discontinued operations, net of taxes	(1)	(5)	(2)

Net income	219	240	179
Less: net income from continuing operations attributable to noncontrolling interests	38	—	30

Net income available to Genworth Financial, Inc.’s common stockholders	$181	$240	$149

Net income available to Genworth Financial, Inc.’s common stockholders:
Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	$182	$245	$151
Loss from discontinued operations available to Genworth Financial, Inc.’s common stockholders	(1)	(5)	(2)

Net income available to Genworth Financial, Inc.’s common stockholders	$181	$240	$149

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.36	$0.48	$0.30

Diluted	$0.36	$0.47	$0.29

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.36	$0.47	$0.29

Diluted	$0.35	$0.47	$0.29

Weighted-average common shares outstanding:
Basic	509.0	507.0	508.3

Diluted	514.2	515.0	517.4

Reconciliation of Net Income to Adjusted Operating Income

(Amounts in millions, except per share amounts)

(Unaudited)

			Three
	Three months ended		months ended
	June 30,		March 31,
	2022	2021	2022
Net income available to Genworth Financial, Inc.’s common stockholders	$181	$240	$149
Add: net income from continuing operations attributable to noncontrolling interests	38	—	30

Net income	219	240	179
Less: loss from discontinued operations, net of taxes	(1)	(5)	(2)

Income from continuing operations	220	245	181
Less: net income from continuing operations attributable to noncontrolling interests	38	—	30

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	182	245	151
Adjustments to income from continuing operations available to Genworth
Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[12]	(10)	(70)	(28)
(Gains) losses on early extinguishment of debt	1	—	3
Expenses related to restructuring	1	5	—
Taxes on adjustments	2	14	5

Adjusted operating income	$176	$194	$131

Adjusted operating income (loss):
Enact segment	$167	$135	$135
U.S. Life Insurance segment:
Long-Term Care Insurance	34	98	59
Life Insurance	(34)	(40)	(79)
Fixed Annuities	21	13	16

Total U.S. Life Insurance segment	21	71	(4)

Runoff segment	2	15	9
Corporate and Other	(14)	(27)	(9)

Adjusted operating income	$176	$194	$131

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.36	$0.47	$0.29

Diluted	$0.35	$0.47	$0.29

Adjusted operating income per share:
Basic	$0.35	$0.38	$0.26

Diluted	$0.34	$0.38	$0.25

Weighted-average common shares outstanding:
Basic	509.0	507.0	508.3

Diluted	514.2	515.0	517.4

[12]	For the three months ended June 30, 2022, net investment (gains) losses were adjusted for DAC and other intangible amortization and certain benefit reserves of $(2) million.

Condensed Consolidated Balance Sheets

(Amounts in millions)

	June 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Cash, cash equivalents, restricted cash and invested assets	$63,745	$74,496
Deferred acquisition costs	2,314	1,146
Intangible assets	236	143
Reinsurance recoverable, net	16,631	16,813
Deferred tax and other assets	1,459	507
Separate account assets	4,683	6,066

Total assets	$89,068	$99,171

Liabilities and equity
Liabilities:
Future policy benefits	$38,133	$41,528
Policyholder account balances	17,907	19,354
Liability for policy and contract claims	11,915	11,841
Unearned premiums	614	672
Other liabilities	1,468	1,511
Long-term borrowings	1,773	1,899
Separate account liabilities	4,683	6,066
Liabilities related to discontinued operations	4	34

Total liabilities	76,497	82,905

Equity:
Common stock	1	1
Additional paid-in capital	11,859	11,858
Accumulated other comprehensive income (loss)	(145)	3,861
Retained earnings	2,820	2,490
Treasury stock, at cost	(2,715)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	11,820	15,510
Noncontrolling interests	751	756

Total equity	12,571	16,266

Total liabilities and equity	$89,068	$99,171

Reconciliation of Reported Yield to Core Yield
	Three
	months ended
(Assets - amounts in billions)	June 30, 2022	March 31, 2022
Reported Total Invested Assets and Cash	$63.2	$68.2
Subtract:
Unrealized gains (losses)	(1.9)	3.0

Adjusted End of Period Invested Assets and Cash	$65.1	$65.2

Average Invested Assets and Cash Used in Reported and Core Yield Calculation	$65.2	$65.4

(Income - amounts in millions)
Reported Net Investment Income	$787	$764
Subtract:
Bond calls and commercial mortgage loan prepayments	7	10

Core Net Investment Income	$780	$754

Reported Yield	4.83%	4.67%

Core Yield	4.79%	4.61%